Exhibit 99.1

BROADRIDGE REPORTS FOURTH QUARTER AND FISCAL YEAR 2009 RESULTS

Doubles Annual Dividend and Authorizes 10 Million Share Repurchase

Provides Fiscal Year 2010 Guidance

Lake Success, New York – August 11, 2009 – Broadridge Financial Solutions, Inc. (NYSE:BR), a leading global provider of technology-based solutions to the financial services industry, today reported financial results for fiscal year 2009 with earnings per share slightly above the mid-point of its previously-announced guidance range. In addition, the Board of Directors increased the annual dividend amount for fiscal year 2010 from $0.28 per share to $0.56 per share, and authorized the repurchase of up to 10 million shares of its outstanding common stock.

For the fiscal year ended June 30, 2009, the Company reported net revenues of $2,149.3 million, net earnings of $223.3 million, GAAP diluted earnings per share of $1.58, and Non-GAAP diluted earnings per share of $1.51, which excludes the one-time gain from the purchase and retirement of $125.0 million principal amount of its 6.125% Senior Notes due 2017 (the “Senior Notes”), and the one-time benefit from a state tax credit. This compares with net revenues of $2,207.5 million, net earnings of $192.2 million, GAAP diluted earnings per share of $1.36, and Non-GAAP diluted earnings per share of $1.42, for the previous fiscal year.

Commenting on the results, Richard J. Daly, Chief Executive Officer, said, “Overall, I am satisfied with our fiscal year 2009 results and our ability to meet the Non-GAAP earnings per share guidance we provided last August, before the beginning of the current financial crisis. I am pleased with the growth in recurring fee revenues in all segments, that our earnings increased and that we generated over $250.0 million in free cash flow. Annual closed sales growth of 5% resulted in solid sales performance for the quarter. I am particularly pleased by our recurring fee closed sales growth of greater than 30%. When coupled with our high client satisfaction and retention rates, the record-breaking growth we achieved in recurring fee sales positions us well for the future by creating a higher revenue base from which to grow.”

Mr. Daly added, “The strength of our recurring revenues, particularly in our investor communications business, and the promising large sales opportunities in all of our segments, keeps our business on the right path. I am confident in our ability to extend our market leadership position as we move forward. I believe we are well positioned to create greater shareholder value by increasing our dividend to approximately 35% of our GAAP net earnings, opportunistically repurchasing our stock, and executing our plan to make strategic acquisitions that will leverage the Broadridge brand and distribution channels.”

For the fourth quarter of fiscal year 2009, net revenues decreased 7% to $736.5 million compared to $792.4 million for the same period last year, primarily as a result of lower distribution revenues related to higher adoption rates of Notice and Access, lower event-driven revenues and the unfavorable impact of foreign currency exchange rates.

Net earnings increased 20% to $116.9 million from $97.8 million, primarily due to a favorable revenue mix, less interest expense, the impact of one-time transition costs in the prior fiscal year and favorable tax rates. Diluted earnings per share increased 20% to $0.83 per share on less interest expense and favorable tax rates, compared to $0.69 per share in the fourth quarter of fiscal year 2008.

During the fourth quarter of fiscal year 2009, the Company repurchased one million shares of Broadridge common stock under its share repurchase plan for a total purchase price of $17.7 million, or $17.66 per share. At June 30, 2009, there were no shares remaining for repurchase under this share repurchase plan.

For fiscal year 2009, net revenues declined 3% to $2,149.3 million, due to lower distribution revenues related to higher adoption rates of Notice and Access, lower event-driven revenues and the unfavorable impact of foreign currency exchange rates. Excluding distribution revenues and the unfavorable impact of foreign currency exchange rates, net revenues grew 2%.

Pre-tax margins of 16.1% improved compared to 14.8% in the same period last year, as a result of lower interest expense on long-term debt, an $8.4 million gain from the purchase of $125.0 million principal amount of the Senior Notes, and the $13.7 million impact of one-time transition costs in the prior fiscal year, partially offset by the negative impact of foreign currency exchange rates. Diluted earnings per share were $1.58 for fiscal year 2009, an increase of $0.22 from $1.36 per share for fiscal year 2008, primarily due to lower interest expense on long-term debt, the effect of the one-time tax benefit in the current year and the gain from the purchase of the Senior Notes. For the fiscal year, closed sales were $156.0 million, an increase of 5% above last year’s annual closed sales of $148.7 million.

Analysis of Fourth Quarter Fiscal Year 2009

Investor Communication Solutions

Net revenues for the Investor Communication Solutions segment in the fourth quarter of fiscal year 2009 decreased 7% to $587.0 million compared to the fourth quarter of fiscal year 2008. The decrease was driven primarily by lower event-driven activity and lower distribution revenues resulting from higher adoption rates of Notice and Access, partially offset by sales less losses (“Net New Business”) and internal growth in recurring revenues. Operating margin increased by 3.1 percentage points compared to the fourth quarter of fiscal year 2008 as a result of a higher margin product mix and the timing of investment spend.

Securities Processing Solutions

Net revenues for the Securities Processing Solutions segment in the fourth quarter of fiscal year 2009 decreased 2% to $131.0 million compared to the fourth quarter of fiscal year 2008. The decrease was primarily related to a previously-announced client loss that occurred earlier in the fiscal year, and price concessions related to contract renewals and extensions. Operating margin increased 2.9 percentage points compared to the fourth quarter of fiscal year 2008, as a result of lower data center costs and one-time items in the prior fiscal year.

Clearing and Outsourcing Solutions

Net revenues for the Clearing and Outsourcing Solutions segment in the fourth quarter of fiscal year 2009 increased 10% to $25.9 million compared to the fourth quarter of fiscal year 2008. The increase was driven by the positive contribution from Net New Business consisting of both securities clearing and outsourcing services, partially offset by negative internal growth. The negative net interest income internal growth is a result of a decrease in average margin balances and the impact from a lower Federal Funds rate. Operating loss was $1.8 million for the fourth quarter of fiscal year 2009 compared to an operating loss of $0.9 million in the fourth quarter of fiscal year 2008, due to an unfavorable revenue mix.

Other

Net revenues for Other, which is primarily comprised of one-time contract termination fees, decreased by $0.5 million, compared to the fourth quarter of fiscal year 2008. Pre-tax loss for Other decreased by $10.1 million, compared to the fourth quarter of fiscal year 2008. This decrease was primarily due to lower corporate interest expense resulting from lower corporate borrowings and a decline in interest rates, lower expenses related to stock compensation and one-time transition costs incurred in the fourth quarter of the prior year, partially offset by a negative impact from foreign currency exchange.

Dividend Increase and Share Repurchase Plan

On August 11, 2009, the Company’s Board of Directors declared a quarterly dividend of $0.14 per share payable on October 1, 2009 to stockholders of record on September 14, 2009. The annual dividend amount was doubled as the annual dividend increased from $0.28 per share to $0.56 per share, subject to the discretion of the Board of Directors. In addition, the Company’s Board of Directors authorized the repurchase of up to 10 million shares of the Company’s common stock to offset share dilution created by the Company’s equity compensation plans and to opportunistically repurchase shares. The share repurchases will be made in open market or privately negotiated transactions in compliance with applicable legal requirements and other factors.

Fiscal Year 2010 Financial Guidance

We anticipate net revenue growth in the range of 4% to 8%, earnings before interest and taxes margin in the range of 16.0% to 16.3%, and earnings per share in the range of $1.50 to $1.60, based on diluted weighted-average shares outstanding of approximately 144 million shares. We expect earnings to be lower in the first six months of fiscal year 2010, as a result of the carryover impact of a previously-announced client loss and the impact of higher than historical average price concessions into the next fiscal year, as well as one-time benefits in the first half of fiscal year 2009 primarily related to the gain on the purchase of our Senior Notes. Free cash flow is expected to be in the range of $235.0 million to $270.0 million. Free cash flow is defined as cash flow from operating activities, excluding the financing activities in the clearing business, less capital expenditures and intangibles. Our guidance does not take into consideration any share repurchases.

Mr. Daly commented, “I am pleased by the strength of our free cash flows. Our revenues are projected to grow notwithstanding the impact of a client loss and price concessions in our securities processing businesses, and the impact that lower interest rates and margin balances have had on the securities clearing business. I expect our resilient business fundamentals to generate modest revenue growth in the first half of fiscal year 2010 and stronger growth in the second half of the fiscal year. I believe we are well positioned to meet our goals for fiscal year 2010 and expect to exit next fiscal year with positive momentum. Our Investor Communications business is stronger than ever, and although we still have some work to do in our Securities Processing, and Clearing and Outsourcing segments, we have the right strategic focus and direction as we continue to execute our unique processing strategy.”

Non-GAAP Measures

In certain circumstances, results have been presented that are Non-GAAP measures and should be viewed in addition to, and not as a substitute for, the Company’s reported results. Management believes such Non-GAAP measures provide investors with a more complete understanding of Broadridge’s underlying operational results. These Non-GAAP measures are indicators that management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods.

Earnings Conference Call

An analyst conference call will be held today, Tuesday, August 11, at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.broadridge-ir.com and click on the webcast icon. The presentation will be available to download and print approximately 30 minutes before the webcast on the Broadridge Investor Relations home page at www.broadridge-ir.com. Broadridge’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible on the same website.

About Broadridge

Broadridge Financial Solutions, Inc., with over $2.1 billion in revenues in fiscal year 2009 and more than 40 years of experience, is a leading global provider of technology-based solutions to the financial services industry. Our systems and services include investor communication, securities processing, and clearing and outsourcing solutions. We offer advanced, integrated systems and services that are dependable, scalable and cost-efficient. Our systems help reduce the need for clients to make significant capital investments in operations infrastructure, thereby allowing them to increase their focus on core business activities. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, such as our fiscal year 2010 financial guidance, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 (the “2009 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the 2009 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; the pricing of Broadridge’s products and services; changes in laws affecting the investor communication services provided by Broadridge; changes in laws regulating registered securities clearing firms and broker-dealers; declines in trading volume, market prices, or the liquidity of the securities markets; any material breach of Broadridge security affecting its clients’ customer information; Broadridge’s ability to continue to obtain data center services from its former parent company, Automatic Data Processing, Inc. (“ADP”); any significant slowdown or failure of Broadridge’s systems; Broadridge’s failure to keep pace with changes in technology and demands of its clients; availability of skilled technical employees; the impact of new acquisitions and divestitures; competitive conditions; overall market and economic conditions; and any adverse consequences from Broadridge’s spin-off from ADP. Broadridge disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investors:

Marvin Sims

Broadridge Financial Solutions, Inc.

Vice President, Investor Relations

(516) 472-5477

Broadridge Financial Solutions, Inc.

Consolidated Statements of Earnings

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Services revenues	$728.5	$780.0	$2,111.6	$2,151.6
Other	8.2	14.7	43.3	82.5

Total revenues	736.7	794.7	2,154.9	2,234.1
Interest expense from securities operations	0.2	2.3	5.6	26.6

Net revenues	736.5	792.4	2,149.3	2,207.5

Expenses:
Cost of net revenues	492.6	543.4	1,574.1	1,606.4
Selling, general and administrative expenses	50.7	72.7	224.9	244.3
Other expenses, net	7.7	5.2	4.0	30.9

Total expenses	551.0	621.3	1,803.0	1,881.6

Earnings before income taxes	185.5	171.1	346.3	325.9
Provision for income taxes	68.6	73.3	123.0	133.7

Net earnings	$116.9	$97.8	$223.3	$192.2

Earnings per share:
Basic	$0.84	$0.70	$1.60	$1.38
Diluted	$0.83	$0.69	$1.58	$1.36

Weighted-average shares outstanding:
Basic	139.9	140.1	140.0	139.6
Diluted	141.5	141.9	141.6	141.0

Dividends declared per common share	$0.07	$0.06	$0.28	$0.24

Broadridge Financial Solutions, Inc.

Consolidated Balance Sheets

(In millions, except per share amounts)

	June 30, 2009	June 30, 2008
Assets
Current assets:
Cash and cash equivalents	$280.9	$198.3
Cash and securities segregated for regulatory purposes and securities deposited with clearing organizations	246.5	33.7
Accounts receivable, net of allowance for doubtful accounts of $2.3 and $3.8, respectively	381.0	415.4
Securities clearing receivables, net of allowance for doubtful accounts of $2.0 and $2.0, respectively	1,011.3	1,369.9
Other current assets	83.9	61.9

Total current assets	2,003.6	2,079.2
Property, plant and equipment, net	75.4	82.6
Other non-current assets	143.3	157.4
Goodwill	511.1	484.3
Intangible assets, net	41.3	30.1

Total assets	$2,774.7	$2,833.6

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$75.3	$89.9
Accrued expenses and other current liabilities	222.7	252.6
Securities clearing payables	1,088.1	1,157.4
Deferred revenues	34.6	25.5

Total current liabilities	1,420.7	1,525.4
Long-term debt	324.1	447.9
Other non-current liabilities	70.0	53.6
Deferred revenues	50.9	60.9

Total liabilities	1,865.7	2,087.8

Commitments and contingencies

Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 141.8 shares and 140.5 shares, respectively; outstanding, 139.3 and 140.4 shares at June 30, 2009 and June 30, 2008, respectively	1.4	1.4
Additional paid-in capital	505.9	469.5
Retained earnings	432.3	248.2
Treasury stock—at cost, 2.5 and 0.1 shares, respectively	(37.5)	(2.0)
Accumulated other comprehensive income	6.9	28.7

Total stockholders’ equity	909.0	745.8

Total liabilities and stockholders’ equity	$2,774.7	$2,833.6

Broadridge Financial Solutions, Inc.

Segment Results

(In millions)

(Unaudited)

	Net Revenues
	Three Months Ended June 30,		Twelve Months Ended June 30,
	2009	2008	2009	2008
Investor Communication Solutions	$587.0	$630.0	$1,531.0	$1,575.2
Securities Processing Solutions	131.0	133.4	533.8	514.4
Clearing and Outsourcing Solutions	25.9	23.5	101.4	95.8
Other	0.2	0.7	1.5	8.5
Foreign exchange	(7.6)	4.8	(18.4)	13.6

Total	$736.5	$792.4	$2,149.3	$2,207.5

	Earnings before Income Taxes
	Three Months Ended June 30,		Twelve Months Ended June 30,
	2009	2008	2009	2008
Investor Communication Solutions	$172.5	$165.9	$248.9	$255.3
Securities Processing Solutions	31.0	27.7	142.6	137.5
Clearing and Outsourcing Solutions	(1.8)	(0.9)	(9.1)	(5.0)
Other	(14.0)	(24.1)	(31.9)	(68.0)
Foreign exchange	(2.2)	2.5	(4.2)	6.1

Total	$185.5	$171.1	$346.3	$325.9